FORT LAUDERDALE, Fla.- -(BUSINESS WIRE)- -Feb. 22, 1999- -Pediatrix Medical Group, Inc., (NYSE:PDX - news) today announced that its Board of Directors has rescinded the two-for-one split of the Company's common stock that was to have been effective February 26, 1999.

The decision was made in the best interest of shareholders following the market volatility of Pediatrix Medical Group shares during the past several weeks.

Pediatrix was founded in 1979 and has evolved as a national physician group specializing in neonatal and perinatal care. Pediatrix is the nation's largest provider of physician services to hospital-based neonatal intensive care units (NICUs). During 1998, Pediatrix added 27 NICUs by a combination of acquisitions and internal marketing efforts and now provides services to more than 120 NICUs nationwide.

Obstetrix Medical Group, a Pediatrix subsidiary, provides perinatal physician services in a total of eight U.S. markets.

Combined, Pediatrix employs approximately 350 physicians. Additional information is available on the Internet: www.pediatrix.com.

Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the ability to successfully identify suitable acquisition candidates and to complete those acquisitions on favorable terms and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.